EXHIBIT 10.1

Apria Healthcare Group Inc.
Deferred Compensation Plan
Master Plan Document

Effective July 17, 2003

TABLE OF CONTENTS

ARTICLE 1 –	DEFINITIONS

ARTICLE 2 –	SELECTION, ENROLLMENT, ELIGIBILITY

ARTICLE 3 –	DEFERRAL COMMITMENTS/COMPANY CONTRIBUTION AMOUNTS/VESTING/CREDITING/TAXES

ARTICLE 4 –	DEDUCTION LIMITATION

ARTICLE 5 –	IN-SERVICE DISTRIBUTION/UNFORESEEABLE FINANCIAL EMERGENCIES

ARTICLE 6 –	CHANGE IN CONTROL BENEFIT

ARTICLE 7 –	RETIREMENT BENEFIT

ARTICLE 8 –	TERMINATION BENEFIT

ARTICLE 9 –	DISABILITY WAIVER AND BENEFIT

ARTICLE 10 –	SURVIVOR BENEFIT

ARTICLE 11 –	BENEFICIARY DESIGNATION

ARTICLE 12 –	LEAVE OF ABSENCE

ARTICLE 13 –	TERMINATION, AMENDMENT OR MODIFICATION

ARTICLE 14 –	ADMINISTRATION

ARTICLE 15 –	OTHER BENEFITS AND AGREEMENTS

ARTICLE 16 –	CLAIMS PROCEDURES

ARTICLE 17 –	TRUST

ARTICLE 18 –	MISCELLANEOUS

APRIA HEALTHCARE GROUP INC.
DEFERRED COMPENSATION PLAN

Effective July 17, 2003

Purpose

        The purpose of this Plan is to provide specified benefits to Directors and a select group of management or highly compensated Employees who contribute materially to the continued growth, development and future business success of Apria Healthcare Group Inc., a Delaware corporation, and its subsidiaries, if any, that sponsor this Plan. This Plan shall be unfunded for tax purposes and for purposes of Title I of ERISA.

ARTICLE 1
Definitions

        For the purposes of this Plan, unless otherwise clearly apparent from the context, the following phrases or terms shall have the following indicated meanings:

1.1	“Account Balance” shall mean, with respect to a Participant, a credit on the records of the Employer equal to the sum of (i) the Participant’s Deferral Account balance, and (ii) the Participant’s Company Contribution Account balance. The Committee may establish such other subaccounts as are advisable in the administration of this Plan. The Account Balance, and each other specified account balance, shall be a bookkeeping entry only and shall be utilized solely as a device for the measurement and determination of the amounts to be paid to the Participant, or his or her designated Beneficiary, pursuant to this Plan.

1.2	“Annual Base Salary” shall mean the Participant’s annual cash compensation relating to services performed for an Employer during the applicable Plan Year, whether or not paid in such year or included on the Federal Income Tax Form W-2 for such year, excluding bonuses (including, without limitation, Annual Bonuses), commissions, overtime, fringe benefits, stock options, stock appreciation rights, restricted stock, relocation expenses, unused and unpaid excess vacation days, incentive payments, non-monetary awards, other non-monetary compensation, directors fees and other fees, severance pay, and automobile and other allowances paid to the Participant. Annual Base Salary shall be calculated before reduction for compensation voluntarily deferred or contributed by the Participant pursuant to all qualified or nonqualified plans of any Employer and shall be calculated to include amounts not otherwise included in the Participant’s gross income under Code Sections 125 or 402(e)(3) pursuant to plans established by any Employer; provided, however, that all such amounts will be included in compensation only to the extent that, had there been no such plan, the amount would have been payable in cash to the Employee and otherwise would have been included in the Participant’s Annual Base Salary for the relevant year.

1.3	“Annual Bonus” shall mean any cash compensation, in addition to Annual Base Salary, relating to the Participant’s services performed for an Employer during the applicable Plan Year, whether or not paid in such Participant’s year or included on the Federal Income Tax Form W-2 for such year, payable to a Participant under any Employer’s annual or quarterly bonus plans and/or short or long-term incentive plans, excluding any cash that may be payable with respect to stock options, stock appreciation rights, and/or restricted stock. Annual Bonus shall be calculated before reduction for compensation voluntarily deferred or contributed by the Participant pursuant to all qualified or nonqualified plans of any Employer and shall be calculated to include amounts not otherwise included in the Participant’s gross income under Code Sections 125 or 402(e)(3) pursuant to plans established by any Employer; provided, however, that all such amounts will be included in compensation only to the extent that, had there been no such plan, the amount would have been payable in cash to the Employee and otherwise would have been included in the Participant’s Annual Bonus for the relevant year.

1.4	“Annual Company Contribution Amount” shall mean, for any one Plan Year, the amount determined in accordance with Section 3.5.

1.5	“Annual Deferral Amount” shall mean that portion of a Participant’s Annual Base Salary, Annual Bonus, Director Fees and the Annual 401(k) Refund Offset Amount that a Participant defers in accordance with Article 3 for any one Plan Year. In the event of a Participant’s Retirement, Disability (if deferrals cease in accordance with Section 9.1), death or a Termination of Employment prior to the end of a Plan Year, such year’s Annual Deferral Amount shall be the actual amount withheld prior to such event.

1.6	“Annual 401(k) Refund Offset Amount” shall mean an aggregate amount equal to the amount of the Participant’s refund (if any) from the Apria Healthcare Group Inc. 401(k) Plan (or any similar successor plan, referred to herein as the “401(k) Plan”) for the relevant year that constitutes a refund of pretax deferrals, company matching contributions, and/or related earnings from the 401(k) Plan as a result of nondiscrimination testing under Code Sections 401(k) and 401(m).

1.7	“Annual Installment Method” shall be an annual installment payment over the number of years selected by the Participant in accordance with this Plan, calculated as follows: (i) for the first annual installment, the vested Account Balance of the Participant shall be calculated as of the close of business on or around the most recent Valuation Date and (ii) for remaining annual installments, the vested Account Balance of the Participant shall be calculated on or about each successive anniversary of the initial Valuation Date. Each annual installment shall be calculated by multiplying the balance by a fraction, the numerator of which is one, and the denominator of which is the remaining number of annual payments due the Participant. By way of example, if the Participant elects a 10-year Annual Installment Method, the first payment shall be one-tenth (1/10th) of the Account Balance determined on or about the most recent Valuation Date. The following year, the payment shall be one-ninth (1/9th) of the Account Balance determined on or about the most recent Valuation Date. Each annual installment shall be paid as soon as practicable after the amount is calculated, but not later than thirty days after the Valuation Date last occurring before such amount became payable.

1.8	“Beneficiary” shall mean one or more persons, trusts, estates or other entities, designated in accordance with Article 11, that are entitled to receive a Participant’s benefits under this Plan upon the death of the Participant.

1.9	“Beneficiary Designation Form” shall mean the form established from time to time by the Committee that a Participant must complete, sign and return to the Committee in accordance with this Plan to designate one or more Beneficiaries.

1.10	“Board” shall mean the board of directors of the Company.

1.11	“Change in Control” shall mean the first to occur of any of the following events:

(a)

The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act (a “Person”)) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (1) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (2) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that, for purposes of this definition, the following acquisitions shall not constitute a Change in Control Event; (A) any acquisition directly from the Company, (B) any acquisition by the Company, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any affiliate of the Company or a successor, or (D) any acquisition by any entity pursuant to a transaction that complies with Sections 1.10(b), (c) and (d) below;

(b)

Individuals who, as of the effective date of this Plan, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least two-thirds of the directors then comprising the Incumbent Board (including for these purposes, the new members whose election or nomination was so approved, without counting the member and his predecessor twice) shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

(c)

Consummation of a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving the Company or any of its subsidiaries, a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or stock of another entity by the Company or any of its subsidiaries (each, a “Business Combination”), in each case unless, following such Business Combination, (1) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets directly or through one or more subsidiaries (a “Parent”)) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, (2) no Person (excluding any entity resulting from such Business Combination or a Parent or any employee benefit plan (or related trust) of the Company or such entity resulting from such Business Combination or Parent) beneficially owns, directly or indirectly, 20% or more of, respectively, the then-outstanding shares of common stock of the entity resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such entity, except to the extent that the ownership in excess of 20% existed prior to the Business Combination, and (3) at least a majority of the members of the board of directors or trustees of the entity resulting from such Business Combination or a Parent were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or

(d)

Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company other than in the context of a transaction that does not constitute a Change in Control Event under clause (c) above.

1.12	“Change in Control Benefit ” shall have the meaning set forth in Article 6.

1.13	“ Claimant ” shall have the meaning set forth in Section 16.1.

1.14	“ Code ” shall mean the Internal Revenue Code of 1986, as it may be amended from time to time.

1.15	“ Committee ” shall mean the committee described in Article 14.

1.16	“Company ” shall mean Apria Healthcare Group Inc., a Delaware corporation, and any successor to all or substantially all of the Company's assets or business.

1.17	“Company Contribution Account” shall mean (i) the sum of the Participant’s Annual Company Contribution Amounts, plus (ii) amounts credited (net of amounts debited, which may result in an aggregate negative number) in accordance with all the applicable crediting provisions of this Plan that relate to the Participant’s Company Contribution Account, less (iii) all distributions made to, or withdrawals by, the Participant or his or her Beneficiary pursuant to this Plan that relate to the Participant’s Company Contribution Account, and tax withholding amounts deducted pursuant to Section 3.8 from the Participant’s Company Contribution Account.

1.18	“Deduction Limitation” shall mean the limitation on a benefit that may otherwise be distributable pursuant to the provisions of this Plan, as set forth in Article 4.

1.19	“Deferral Account” shall mean (i) the sum of all of a Participant’s Annual Deferral Amounts, plus (ii) amounts credited (net of amounts debited, which may result in an aggregate negative number) in accordance with all the applicable crediting provisions of this Plan that relate to the Participant’s Deferral Account, less (iii) all distributions made to, or withdrawals by, the Participant or his or her Beneficiary pursuant to this Plan that relate to the Participant’s Deferral Account, and tax withholding amounts deducted pursuant to Section 3.8 from the Participant’s Deferral Account.

1.20	“Director” shall mean any member of the Board who is not employed by the Company or one of its subsidiaries.

1.21	“Director Fees” shall mean the annual cash fees paid to a Director by the Company, including any cash retainer fees and meetings fees, as compensation for serving on the Board.

1.22	“Disability” shall mean that the Participant has a “disability” within the meaning of Section 223(d) of the United States Social Security Act.

1.23	“Disability Benefit” shall mean the benefit set forth in Article 9.

1.24	“Election Form” shall mean the form established from time to time by the Committee that a Participant must complete, sign and return to the Committee to make an election under this Plan.

1.25	“Employee” shall mean a person who is an employee of any Employer.

1.26	“Employer(s)” shall mean the Company and/or any of its subsidiaries (now in existence or hereafter formed or acquired) that have been selected by the Board to participate in this Plan and have adopted this Plan as a sponsor (or, as the context may require, the Company or other Employer that actually employs the Participant in question).

1.27	“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as it may be amended from time to time.

1.28	“Exchange Act” shall mean the Securities Exchange Act of 1934, as it may be amended from time to time.

1.29	“First Plan Year” shall mean the period beginning September 1, 2003 and ending December 31, 2003.

1.30	“401(k) Plan” shall mean the Apria Healthcare Group Inc. 401(k) Savings Plan and any similar successor plan maintained by the Company that is intended to satisfy the requirements of Section 401(a) of the Code.

1.31	“In-Service Distribution” shall mean the distribution set forth in Section 5.1.

1.32	“Participant” shall mean any Employee or Director (i) in the case of an Employee, who is selected to participate in this Plan, (ii) who elects to participate in this Plan, (iii) who signs a Plan Agreement, an Election Form and a Beneficiary Designation Form, (iv) whose signed Plan Agreement, Election Form and Beneficiary Designation Form are accepted by the Committee, and (v) who commences participation in this Plan. A spouse or former spouse of a Participant shall not be treated as a Participant in this Plan or have an account balance under this Plan, even if he or she has an interest in the Participant’s benefits under this Plan as a result of applicable law or property settlements resulting from legal separation or divorce.

1.33	“Plan” shall mean the Apria Healthcare Group Inc. Deferred Compensation Plan, which shall be evidenced by this instrument and by each Plan Agreement, as they may be amended from time to time.

1.34	“Plan Agreement” shall mean a written agreement, as may be amended from time to time, which is entered into by and between an Employer and a Participant. Each Plan Agreement executed by a Participant and the Participant’s Employer shall provide for the entire benefit to which such Participant is entitled under this Plan; should there be more than one Plan Agreement, the Plan Agreement bearing the latest date of acceptance by the Employer shall supersede all previous Plan Agreements in their entirety and shall govern such entitlement. The terms of any Plan Agreement may be different for any Participant, and any Plan Agreement may provide additional benefits not set forth in this Plan or limit the benefits otherwise provided under this Plan; provided, however, that any such additional benefits or benefit limitations must be agreed to by both the Employer and the Participant.

1.35	“Plan Year” shall, except for the First Plan Year, mean a period beginning on January 1 of each calendar year and continuing through December 31 of such calendar year.

1.36	“Retirement”, “Retire(s)” or “Retired” shall mean, with respect to an Employee, severance from employment from all Employers (for any reason other than the Employee’s leave of absence, death, or Disability) on or after the time when the sum of the Employee’s age and Years of Service equals sixty (60) or more; provided, however, the Employee must be at least fifty-five (55) years old to Retire for purposes of this Plan. “Retirement” “Retire” or “Retired” shall mean with respect to a Director, severance of his or her service as a member of the Board (for any reason other than the Director’s death or Disability). If a Participant is an Employee and, immediately following termination as an Employee, continues in service as a Director, Retirement shall not occur until he or she Retires as both an Employee and a Director, which Retirement shall be deemed to be a Retirement as a Director; provided, however, that such a Participant may elect, at least thirteen (13) months prior to Retirement as an Employee and in accordance with the policies and procedures established by the Committee, to Retire for purposes of this Plan at the time he or she Retires as an Employee, which Retirement shall be deemed to be a Retirement as an Employee. In the event of more than one such election by a Participant, the election most recently accepted by the Committee at least thirteen (13) months prior to the Participant’s Retirement shall govern.

1.37	“Retirement Benefit ” shall mean the benefit set forth in Article 7.

1.38	“ Survivor Benefit ” shall mean the benefit set forth in Article 10.

1.39	“Termination Benefit ” shall mean the benefit set forth in Article 8.

1.40	“Termination of Employment” shall mean, with respect to an Employee, the severing of employment with all Employers, voluntarily or involuntarily, for any reason other than the Employee’s Retirement, Disability, death or an authorized leave of absence. If a Participant is an Employee and, upon termination as an Employee, continues in service as a Director, a Termination of Employment shall not be deemed to have occurred; provided, however, that such a Participant may elect, at least thirteen (13) months before Termination of Employment and in accordance with the policies and procedures established by the Committee, to be treated for purposes of this Plan as having experienced a Termination of Employment at the time he or she ceases employment with an Employer as an Employee. In the event of more than one such election by a Participant, the election most recently accepted by the Committee at least thirteen (13) months prior to the Participant’s Termination of Employment shall govern.

1.41	“Trust” shall mean one or more trusts established pursuant to that certain Master Trust Agreement entered into in connection with the adoption of this Plan between the Company and the trustee named therein, as amended from time to time.

1.42	“Unforeseeable Financial Emergency” shall mean an unanticipated emergency that is caused by an event beyond the control of the Participant that would result in severe financial hardship to the Participant resulting from (i) a sudden and unexpected illness or accident of the Participant or a dependent of the Participant, (ii) a loss of the Participant’s property due to casualty, or (iii) such other extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, all as determined in the sole and absolute discretion of the Committee.

1.43	“Valuation Date” shall mean a date selected by the Committee in its sole and absolute discretion, provided that a Valuation Date shall occur not less frequently than once per year.

1.44	“Years of Service” shall mean the Participant’s whole number of years of “Service” at the relevant time with such “Service” determined under and in accordance with the vesting service crediting rules of the 401(k) Plan.

ARTICLE 2
Selection, Enrollment, Eligibility

2.1	Selection by Committee. Participation in this Plan shall be limited to Directors and, as determined by the Committee in its sole and absolute discretion, a select group of management and highly compensated Employees of the Employer. From the group of eligible Employees, the Committee shall select, in its sole and absolute discretion, those Employees who may actually participate in this Plan. Unless otherwise provided by the Board, each Director may participate in this Plan.

2.2	Enrollment Requirements. As a condition to participation, each Director or selected Employee shall complete, execute and return to the Committee a Plan Agreement, an Election Form and a Beneficiary Designation Form. In addition, the Committee shall establish from time to time such other enrollment requirements as it determines are advisable. With respect to the First Plan Year, each Director or selected Employee must complete these requirements before September 1, 2003 in order to participate in this Plan for the First Plan Year. Except as provided in the next sentence, with respect to any Plan Year after the First Plan Year each Director or selected Employee must complete these requirements before the first day of that Plan Year in order to participate in this Plan for that Plan Year. A person who first becomes a Director or is otherwise first selected as an Employee eligible to participate in this Plan during a Plan Year must complete these requirements within thirty (30) days after he or she first becomes a Director or is first selected to participate in this Plan, as applicable, in order to participate in this Plan for that Plan Year, and, in such event, such person’s participation in this Plan shall commence as of the first day of the month following the month in which such requirements are satisfied. A Participant’s Annual Base Salary deferral election with respect to the First Plan Year shall apply with respect to Annual Base Salary earned by the Participant for the First Plan Year. A Participant’s Annual Bonus deferral election with respect to the First Plan Year shall apply with respect to any Annual Bonus that becomes payable to the Participant after September 1, 2003 with respect to services performed during 2003 (regardless of whether paid in 2003 or early 2004). A Participant’s Director Fee deferral election with respect to the First Plan Year shall apply with respect to Directors Fees payable for services rendered between and including October 1, 2003 and December 31, 2003.

2.3	Eligibility/Commencement of Participation. Provided a Director, or Employee selected to participate in this Plan, as the case may be, has met all enrollment requirements set forth in this Plan and required by the Committee, including returning all required documents to the Committee within the specified time period, that Employee or Director shall commence participation in this Plan as of the start of the Plan Year determined in accordance with Section 2.2. After completing the requirements described in Section 2.2, a Participant shall not, unless otherwise expressly required by the Committee, be required to again complete the enrollment process described in Section 2.2 in order to participate in this Plan in any subsequent Plan Year; provided that the Committee may require Participants to complete new deferral elections each year and may require a Participant who ceases to make deferrals to this Plan for any period of time to re-enroll pursuant to Section 2.2.

2.4	Termination of Participation and/or Deferrals. If the Committee determines in good faith that an Employee Participant no longer qualifies as a member of a select group of management or highly compensated employees, as membership in such group is determined in accordance with Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA, or that the inclusion of Directors in this Plan could violate any applicable law or jeopardize the status of this Plan as a plan intended to be “unfunded” and “maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees” within the meaning of ERISA Sections 201(2), 301(a)(3) and 401(a)(1), the Committee shall have the right, in its sole and absolute discretion, to (i) terminate any deferral election the Participant has made for the remainder of the Plan Year in which the Committee takes such action, (ii) prevent the Participant from making future deferral elections and/or, (iii) immediately distribute the Participant’s then vested Account Balance as a Termination Benefit and terminate the Participant’s participation in this Plan.

ARTICLE 3
Deferral Commitments/Company Contribution Amounts/Vesting/Crediting/Taxes

3.1	Minimum Deferrals.

(a)

Annual Base Salary, Annual Bonus, Director Fees. For each Plan Year, a Participant may elect to defer Annual Base Salary, Annual Bonus, and/or Director Fees in the following minimum amounts for each deferral elected:

Deferral	Minimum Amount
Annual Base Salary, Annual Bonus	$5,000 in aggregate
Director Fees	$5,000

If an election is made for less than the stated minimum amounts, or if no election is made, the amount deferred shall be zero.

(b)

Annual 401(k) Refund Offset Amount. For each Plan Year, a Participant may also elect to defer 0% or 100% (but no other percentage) of his or her Annual 401(k) Refund Offset Amount with respect to any refund from the 401(k) Plan for that Plan Year. If no election is made, the amount deferred shall be zero. (For purposes of clarity, an Annual 401(k) Refund Offset Amount deferral election made with respect to a particular Plan Year shall apply with respect to any refunds payable from the 401(k) Plan to the Participant in that particular Plan Year, regardless of whether the refund relates to compensation deferred and/or contributions made to the 401(k) Plan in a preceding year. For example, an Annual 401(k) Refund Offset Amount deferral election made with respect to 2004 shall apply with respect to any refunds payable from the 401(k) Plan to the Participant in 2004, regardless of whether the refund relates to compensation deferred and/or contributions made to the 401(k) Plan in 2003 or any preceding year.)

(c)

Short Plan Year. Notwithstanding the foregoing, if a Participant first becomes a Participant after the first day of a Plan Year, or in the case of the First Plan Year of this Plan itself, the minimum Annual Deferral Amount shall be an amount equal to the minimums set forth above, multiplied by a fraction, the numerator of which is the number of complete months remaining in the Plan Year and the denominator of which is 12.

3.2	Maximum Deferrals.

(a)

Annual Base Salary, Annual Bonus, Director Fees. For each Plan Year, a Participant may elect to defer Annual Base Salary, Annual Bonus and/or Director Fees up to the following maximum percentages for each deferral elected:

Deferral	Maximum Amount
Annual Base Salary,	50%
Annual Bonus	100%
Director Fees	100%

(b)

Annual 401(k) Refund Offset Amount. If a Participant elects to defer his or her Annual 401(k) Refund Offset Amount, the deferral amount shall be 100%. Annual 401(k) Refund Offset Amount deferral elections shall not be taken into consideration for purposes of determining whether a Participant’s Annual Base Salary deferrals exceed the foregoing limit.

(c)

Short Plan Year. Notwithstanding the foregoing, if a Participant first becomes a Participant after the first day of a Plan Year, the maximum Annual Deferral Amount (i) with respect to Annual Base Salary and Director Fees shall be limited to the amount of compensation not yet earned by the Participant as of the date the Participant submits a Plan Agreement and Election Form to the Committee for acceptance, and (ii) with respect to the Annual Bonus, shall be limited to those amounts deemed eligible for deferral, in the sole and absolute discretion of the Committee.

(d)

Other Maximum Limit. In no event shall the maximum amount of Annual Base Salary that a Participant may defer to this Plan in any one year exceed (i) the Participant’s total Annual Base Salary, less (ii) the sum of the maximum amount that the Participant could elect to defer to the 401(k) Plan for that year plus the amount(s) that the Participant may elect to contribute to any qualified welfare benefit plan of the Company or another Employer for that year for medical, healthcare, insurance, or similar benefits coverage. The minimum deferral limits of Section 3.1 shall not apply with respect to a Participant for a Plan Year if the amount determined pursuant to the preceding sentence is less than the applicable minimum amount determined in accordance with Section 3.1.

3.3	Election to Defer/Effect of Election Form..

(a)

First Plan Year. In connection with a Participant’s commencement of participation in this Plan with respect to the First Plan Year, the Participant shall make an irrevocable deferral election for the Plan Year in which the Participant commences participation in this Plan, along with such other elections as the Committee deems necessary or desirable under this Plan. For these elections to be valid, the Election Form must be completed and signed by the Participant, delivered to the Committee so that it is received before September 1, 2003, and accepted by the Committee.

(b)

Subsequent Plan Years. For each succeeding Plan Year after the First Plan Year, an irrevocable deferral election for that Plan Year, and such other elections as the Committee deems necessary or desirable under this Plan, shall be made by timely delivering a new Election Form to the Committee, in accordance with its rules and procedures, before the end of the Plan Year preceding the Plan Year for which the election is made. If no such Election Form is timely delivered for a Plan Year, the Annual Deferral Amount shall be zero for that Plan Year.

(c)

Suspension of Deferral Elections. Notwithstanding anything else contained herein to the contrary, if a Participant receives a hardship distribution under the 401(k) Plan or any other plan described in Section 401(k) of the Code maintained by the Company or one of its affiliates, the Participant may not make any deferrals to this Plan during the period required under the hardship distribution rules of the 401(k) Plan or other applicable plan. Accordingly, any deferral election under this Plan shall be suspended for such period of time.

3.4	Withholding and Crediting of Annual Deferral Amounts. For each Plan Year, the Annual Base Salary portion of the Annual Deferral Amount shall be withheld from each regularly scheduled Annual Base Salary payroll in equal amounts, as adjusted from time to time for increases and decreases in Annual Base Salary. The Annual Bonus and/or Director Fees portion of the Annual Deferral Amount shall be withheld at the time the Annual Bonus and/or Director Fees are or otherwise would be paid to the Participant, whether or not this occurs during the Plan Year itself. If the Participant elects a deferral of his or her Annual 401(k) Refund Offset Amount for a Plan Year, an aggregate amount equal to the Participant’s Annual 401(k) Refund Offset Amount (if any) for that Plan Year shall be deducted from the Participant’s regularly scheduled Annual Base Salary. In such event, such aggregate amount shall be deducted in two substantially equal installments (or such greater number of installments, not in excess of four installments in total, as the Committee may determine to be appropriate), with the first deduction occurring in the payroll period coinciding with or next following the payroll period in which the Participant receives the related refund from the 401(k) Plan (or such other period as the Committee reasonably deems appropriate) and the second (and subsequent, if applicable) deduction(s) occurring in the immediately following payroll period(s). Annual Deferral Amounts shall be credited to a Participant’s Deferral Account at the time such amounts would otherwise have been paid to the Participant.

3.5	Annual Company Contribution Amount. For each Plan Year, an Employer, in its sole and absolute discretion, may, but is not required to, credit any amount it desires to any Participant’s Company Contribution Account under this Plan, which amount shall be for that Participant the Annual Company Contribution Amount for that Plan Year; provided that any such credit must be approved by the Committee. The amount so credited to a Participant may be smaller or larger than the amount credited to any other Participant, and the amount credited to any Participant for a Plan Year may be zero, even though one or more other Participants receive an Annual Company Contribution Amount for that Plan Year. The Annual Company Contribution Amount described in this Section 3.5, if any, shall be credited on a date or dates to be determined by the Committee in its sole and absolute discretion, and the crediting date or dates may be different for different Participants.

3.6	Vesting.

(a)	A Participant shall at all times be 100% vested in his or her Deferral Account.

(b)

A Participant shall be vested in his or her Company Contribution Account in accordance with the vesting schedules established by the Committee, in its sole and absolute discretion, for each Annual Company Contribution Amount (and amounts credited or debited thereon) at the time such Annual Company Contribution Amount is first credited to the Participant’s Account Balance under this Plan. The Committee, in its sole and absolute discretion, will determine over what period of time and in what percentage increments a Participant shall vest in his or her Company Contribution Account. The Committee may establish different vesting schedules for different Participants, in its sole and absolute discretion.

3.7	Crediting/Debiting of Account Balances. In accordance with, and subject to, the rules and procedures that are established from time to time by the Committee, in its sole and absolute discretion, amounts shall be credited or debited to a Participant’s Account Balance in accordance with the following rules:

(a)

Measurement Funds. The Committee shall select from time to time certain mutual funds, insurance company separate accounts, indexed rates or other methods (the “Measurement Funds”) for purposes of crediting or debiting additional amounts to Participants’ Account Balances. Following a Change in Control, the number and general type(s) of Measurement Funds offered shall not be substantially diminished. The Committee may, in its sole and absolute discretion but subject to the preceding sentence, discontinue, substitute or add a Measurement Fund. Any discontinuance of a Measurement Fund will take effect not earlier than the first day of the first calendar quarter that begins at least thirty (30) days after the day on which the Committee gives Participants advance written notice of such change, unless such advance notice cannot be given due to reasons beyond the control of the Company or the Committee in which case notice of the change shall be given as soon as administratively practical after the change or decision to effect the change is known to the Committee.

(b)

Election of Measurement Funds. A Participant, in connection with his or her initial deferral election in accordance with Section 3.3 above, shall elect, on the Election Form, one or more Measurement Fund(s) (as described in Section 3.7(a) above) to be used to determine the amounts to be credited or debited to his or her Account Balance. If a Participant does not elect any of the Measurement Funds as described in the previous sentence, the Participant’s Account Balance shall automatically be allocated into a default Measurement Fund selected by the Committee in its sole and absolute discretion. A Participant may (but is not required to) elect, by submitting an Election Form to the Committee that is accepted by the Committee, to add or delete one or more Measurement Fund(s) to be used to determine the amounts to be credited or debited to his or her Account Balance, or to change the portion of his or her Account Balance allocated to each previously or newly elected Measurement Fund. If an election is made in accordance with the previous sentence, it shall be implemented as soon as practical after receipt by the Committee and shall continue thereafter for each subsequent day in which the Participant participates in this Plan, unless changed in accordance with the previous sentence. The Committee may limit the number of Measurement Fund changes that a Participant may elect, provided that a Participant shall be entitled to elect such a change not less frequently than quarterly. The Committee may provide that any change shall not take effect until a date that is not later than the first business day of the calendar quarter following the committee’s receipt of such an election.

(c)

Proportionate Allocation. In making any election described in Section 3.7(b) above, the Participant shall specify on the Election Form, in increments of one percent (1%), the percentage of his or her Account Balance to be allocated to a Measurement Fund. A Participant’s Measurement Fund elections must total one hundred percent (100%). The Committee may require that a Participant’s percentage election with respect to any particular Measurement Fund selected by the Participant be no less than ten percent (10%). Unless otherwise expressly provided by the Committee, a Participant’s Measurement Fund election(s) shall apply on a pro rata basis to each of the Participant’s accounts under this Plan and a Participant may not make separate Measurement Fund elections for his or her Deferral Account and/or Company Contribution Account.

(d)

Crediting or Debiting Method. The performance of each elected Measurement Fund (either positive or negative) will be determined by the Committee, in its reasonable discretion, based on the performance of the Measurement Funds themselves. A Participant’s Account Balance shall be credited or debited not less frequently than on a monthly basis based on the performance of each Measurement Fund selected by the Participant for the corresponding period of time, such performance being determined by the Committee in its sole and absolute discretion.

(e)

No Actual Investment. Notwithstanding any other provision of this Plan that may be interpreted to the contrary, the Measurement Funds are to be used for measurement purposes only, and a Participant’s election of any such Measurement Fund, the allocation to his or her Account Balance thereto, the calculation of additional amounts and the crediting or debiting of such amounts to a Participant’s Account Balance shall not be considered or construed in any manner as an actual investment of his or her Account Balance in any such Measurement Fund. In the event that the Company or the Trustee (as that term is defined in the Trust), in its own discretion, decides to invest funds in any or all of the investments on which the Measurement Funds are based, no Participant shall have any rights in or to such investments themselves. Without limiting the foregoing, a Participant’s Account Balance shall at all times be a bookkeeping entry only and shall not represent any investment made on his or her behalf by the Company or the Trust; the Participant shall at all times remain an unsecured creditor of the Company.

3.8	FICA and Other Taxes.

(a)

Annual Deferral Amounts. For each Plan Year in which an Annual Deferral Amount is being withheld from a Participant, the Participant’s Employer(s) shall, in its or their discretion, either withhold from that portion of the Participant’s Annual Base Salary and Annual Bonus that are not being deferred, in a manner determined by the Employer(s), the Participant’s share of FICA and other employment taxes on such Annual Deferral Amount or reduce the Participant’s Annual Deferral Amount by the amount necessary to satisfy such withholding obligation.

(b)

Company Contribution Account. When a participant becomes vested in a portion of his or her Company Contribution Account, the Participant’s Employer(s) shall, in its or their discretion, either withhold from the Participant’s Annual Base Salary and/or Annual Bonus that are not deferred, in a manner determined by the Employer(s), the Participant’s share of FICA and other employment taxes or reduce the vested portion of the Participant’s Company Contribution Account by the amount necessary to satisfy such withholding obligation.

(c)

Distributions. The Participant’s Employer(s), or the trustee of the Trust, shall withhold from any payments made to a Participant under this Plan all federal, state and local income, employment and other taxes required to be withheld by the Employer(s), or the trustee of the Trust, in connection with such payments, in amounts and in a manner to be determined in the sole and absolute discretion of the Employer(s) and the trustee of the Trust.

ARTICLE 4
Deduction Limitation

4.1	Deduction Limitation on Benefit Payments. If an Employer determines in good faith prior to a Change in Control that there is a reasonable likelihood that any compensation paid to a Participant for a taxable year of the Employer would not be deductible by the Employer solely by reason of the limitation under Code Section 162(m), then to the extent deemed necessary by the Employer to ensure that the entire amount of any distribution to the Participant pursuant to this Plan prior to the Change in Control is deductible, the Employer may defer all or any portion of a distribution under this Plan. Any amounts deferred pursuant to this limitation shall continue to be credited/debited with additional amounts in accordance with Section 3.7 above, even if such amount is being paid out in installments. The amounts so deferred and amounts credited thereon shall be distributed to the Participant or his or her Beneficiary (in the event of the Participant’s death) at the earliest possible date, as determined by the Employer in good faith, on which the deductibility of compensation paid or payable to the Participant for the taxable year of the Employer during which the distribution is made will not be limited by Code Section 162(m), or if earlier, upon or promptly following the effective date of a Change in Control. Notwithstanding anything to the contrary in this Plan, the Deduction Limitation shall not apply to any distributions made after a Change in Control.

ARTICLE 5
In-Service Distribution/Unforeseeable Financial Emergencies

5.1	In-Service Distribution. In connection with each election to defer an Annual Deferral Amount, a Participant may irrevocably elect to receive an In-Service Distribution from this Plan with respect to all or a portion of the Annual Deferral Amount. The In-Service Distribution shall be a lump sum payment in an amount that is equal to the portion of the Annual Deferral Amount that the Participant elected to have distributed as an In-Service Distribution, plus amounts credited or debited in the manner provided in Section 3.7 above on that amount, calculated as of the close of business on or around the date on which the In-Service Distribution becomes payable, as determined in good faith by the Committee. Subject to the other terms and conditions of this Plan, each In-Service Distribution elected shall be paid out during a sixty (60) day period commencing immediately after the first day of any Plan Year designated by the Participant. The Plan Year designated by the Participant for payment of an In-Service Distribution may be no earlier than the fourth Plan Year following the Plan Year in which the Annual Deferral Amount is actually deferred. By way of example, if an In-Service Distribution is elected for Annual Deferral Amounts that are deferred in the Plan Year commencing January 1, 2004, the earliest Plan Year that the Participant could elect for an In-Service Distribution of Plan benefits with respect to such deferrals is 2008, in which case such In-Service Distribution would become payable during a sixty (60) day period commencing January 1, 2008.

5.2	Other Benefits Take Precedence Over In-Service Distributions. Should an event occur that triggers a benefit under Article 6, 7, 8, 9 or 10, any Annual Deferral Amount, plus amounts credited or debited thereon, that is subject to an In-Service Distribution election under Section 5.1 that has not been paid shall not be paid in accordance with Section 5.1 but shall be paid in accordance with the other applicable Article.

5.3	Withdrawal Payout/Suspensions for Unforeseeable Financial Emergencies. If the Participant experiences an Unforeseeable Financial Emergency, the Participant may petition the Committee (i) to suspend deferrals of Annual Base Salary, Annual Bonus and Director Fees, required to be made by such Participant, to the extent deemed necessary by the Committee to satisfy the Unforeseeable Financial Emergency, or (ii) to suspend deferrals of Annual Base Salary, Annual Bonus and Director Fees required to be made by such Participant, to the extent deemed necessary by the Committee to satisfy the Unforeseeable Financial Emergency, and receive a partial or full payout from this Plan. The payout shall not exceed the lesser of (i) the Participant’s vested Account Balance, calculated as if such Participant were receiving a Termination Benefit, or (ii) the amount reasonably needed to satisfy the Unforeseeable Financial Emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the withdrawal. A Participant may not receive a payout from this Plan to the extent that the Unforeseeable Financial Emergency is or may be relieved (i) through reimbursement or compensation by insurance or otherwise, (ii) by liquidation of the Participant’s assets, to the extent the liquidation of such assets would not itself cause severe financial hardship or (iii) by suspension of deferrals under this Plan. A Participant may petition the Committee for a withdrawal pursuant to this Section 5.3 prior to a hardship withdrawal under the 401(k) Plan or any other plan described in Section 401(k) of the Code.

If the Committee, in its sole and absolute discretion, approves a Participant’s petition for suspension, the Participant’s deferrals under this Plan shall be suspended as of the date of such approval. If the Committee, in its sole and absolute discretion, approves a Participant’s petition for suspension and payout, the Participant’s deferrals under this Plan shall be suspended as of the date of such approval and the Participant shall, subject to Article 4, receive a payout from this Plan of an amount determined in accordance with the foregoing paragraph within sixty (60) days of the date of such approval. A Beneficiary who has become entitled to a Participant’s benefits under this Plan as a result of the death of the Participant may petition the Committee for an Unforeseeable Financial Emergency distribution in accordance with the foregoing rules.

ARTICLE 6
Change in Control Benefit

6.1	Change in Control Benefit. If a Change in Control occurs prior to the Participant’s Termination of Employment, Retirement, death or Disability, and the Participant experiences a Termination of Employment not more than two (2) years after the date of such Change in Control, the Company shall treat the Participant as if he or she Retired under this Plan, and distribute the Retirement Benefit pursuant to the Participant’s Retirement election. The Change in Control Benefit shall be equal to the Participant’s vested Account Balance, calculated as of the close of business on or around the date of the Participant separates from service.

ARTICLE 7
Retirement Benefit

7.1	Retirement Benefit. A participant who Retires shall receive, as a Retirement Benefit, his or her vested Account Balance, calculated as of the close of business on or around the Valuation Date, as determined by the Committee in good faith.

7.2	Payment of Retirement Benefit. A Participant, in connection with his or her commencement of participation in this Plan, shall elect on an Election Form to receive the Retirement Benefit in a lump sum or pursuant to an Annual Installment Method of up to 15 years. The Participant may change his or her election to an allowable alternative payout period by submitting a new Election Form to the Committee, provided that any such Election Form is submitted to and accepted by the Committee in good faith at least thirteen (13) months prior to the Participant’s Retirement. The Election Form most recently accepted by the Committee at least thirteen (13) months prior to the Participant’s Retirement shall govern the payout of the Retirement Benefit. If a Participant does not timely make any election with respect to the payment of the Retirement Benefit, then such benefit shall be payable in a lump sum. The lump sum payment shall be made, or annual installment payments shall commence, not later than March 1 of the calendar year following the calendar year in which the Participant Retires. Remaining annual installments, if any, shall be paid within thirty (30) days before or after each successive annual anniversary of the first payment date until all required installments have been paid.

ARTICLE 8
Termination Benefit

8.1	Termination Benefit. A Participant who experiences a Termination of Employment shall receive a Termination Benefit, which shall be equal to the Participant’s vested Account Balance, calculated as of the close of business on or around the date on which the Participant experiences a Termination of Employment, or such other date, as the Committee in good faith determines.

8.2	Payment of Termination Benefit. The Termination Benefit shall be paid to the Participant in a lump sum upon or following the date on which the Participant experiences the Termination of Employment, but in no event later than the March 1 of the calendar year following the year in which the Participant experiences the Termination of Employment.

ARTICLE 9
Disability Waiver and Benefit

9.1	Disability Waiver.

(a)

Waiver of Deferral. A Participant who is determined to be suffering from a Disability shall continue to be eligible for the benefits provided in Articles 5, 6, 7, 8, or 10 in accordance with the provisions of those Articles, or as provided in Section 9.2 in accordance with the provisions thereof. However, such Disabled Participant shall be excused from fulfilling that portion of the Annual Deferral Amount commitment that would otherwise have been withheld from a Participant’s Annual Base Salary, Annual Bonus and/or Director Fees during the remainder of the Plan Year in which the Participant first suffers the Disability. During the period of Disability, the Participant shall not be allowed to make any additional deferral elections.

(b)

Deferral Following Disability. If a Participant returns to employment, or service as a Director, with an Employer after a Disability ceases, the Participant may elect to defer an Annual Deferral Amount for the Plan Year following his or her return to employment or service and for every Plan Year thereafter while a Participant in this Plan; provided such deferral elections are otherwise allowed and an Election Form is delivered to and accepted by the Committee for each such election prior to the January 1 of the Plan Year with respect to which such election is to take effect in accordance with Section 3.3 above.

9.2	Continued Eligibility/Disability Benefit.

(a)

Continued Eligibility. A Participant suffering a Disability shall, for benefit purposes under this Plan, continue to be considered to be employed, or in the service of the Company as a Director, and shall be eligible for the benefits provided for in Articles 5, 6, 7, 8 or 10 in accordance with the provisions of those Articles. Notwithstanding the above, the Committee shall have the right to, in its sole and absolute discretion and for purposes of this Plan only, deem the Participant’s employment or service to have terminated at any time after such Participant is determined to be suffering a Disability.

(b)

Deemed Termination of Employment. If, in the Committee’s discretion, the Disabled Participant’s employment or service has terminated, and such Participant is not otherwise eligible to Retire, the Participant shall be deemed to have experienced a Termination of Employment for purposes of this Plan and will receive a Disability Benefit. The Disability Benefit shall be equal to his or her vested Account Balance, calculated as of the close of business on or around the date on which the Disabled Participant is deemed to have experienced a Termination of Employment, as determined by the Committee good faith. The Participant shall receive his or her Disability Benefit in a lump sum payment upon or following the date on which the Committee deems the Disabled Participant to have experienced a Termination of Employment, but in no event later than March 1 of the year following the year in which the Disabled Participant is deemed to have experienced a Termination of Employment.

(c)

Deemed Retirement. If, in the Committee’s discretion, the Disabled Participant’s employment has terminated, and such Participant is otherwise eligible to Retire, the Participant shall be deemed to have Retired for purposes of this Plan and will receive a Disability Benefit. The Disability Benefit shall be equal to his or her vested Account Balance, calculated as of the close of business on or around the date on which the Participant is deemed to have Retired, as determined by the Committee in good faith. The Participant shall receive his or her Disability Benefit in the same form in which such Participant elected to receive his or her Retirement Benefit. The lump sum payment shall be made, or annual installment payments shall commence, not later than March 1 of the calendar year following the calendar year in which the Disabled Participant is deemed to have Retired. Remaining annual installments, if any, shall be paid within thirty (30) days before or after each successive annual anniversary of the first payment date until all required installments have been paid.

ARTICLE 10
Survivor Benefit

10.1	Survivor Benefit. The Participant’s Beneficiary(ies) shall receive a Survivor Benefit upon the Participant’s death which will be equal to (i) the Participant’s vested Account Balance, calculated as of the close of business on or around the date of the Participant’s death, as selected by the Committee in its sole and absolute discretion, if the Participant dies prior to his or her Retirement, Termination of Employment or Disability, or (ii) the Participant’s unpaid Retirement Benefit or Disability Benefit, calculated as of the close of business on or around the date of the Participant’s death, as selected by the Committee good faith, if the Participant dies after payment of his or her Retirement Benefit or Disability Benefit has commenced but before it has been paid in full.

10.2	Payment of Survivor Benefit. A Participant, in connection with his or her commencement of participation in this Plan, shall elect on an Election Form whether the Survivor Benefit shall be received by his or her Beneficiary in a lump sum or pursuant to an Annual Installment Method of up to 15 years. The Participant may annually change this election to an allowable alternative payout period by submitting a new Election Form to the Committee, which form must be accepted by the Committee in its sole discretion. The Election Form most recently accepted by the Committee prior to the Participant’s death shall govern the payout of the Participant’s Survivor Benefit. If a Participant does not make any election with respect to the payment of the Survivor Benefit, then such benefit shall be paid in a lump sum. The lump sum payment shall be made, or annual installment payments shall commence, not later than March 1 of the calendar year following the calendar year in which the Participant died; provided that the Committee may further defer the payment or commencement, as the case may be, of such benefits until as soon as administratively feasible following such time as the Committee is provided with proof that is satisfactory to the Committee of the Participant’s death. Remaining annual installments, if any, shall be paid within thirty (30) days before or after each successive annual anniversary of the first payment date until all required installments have been paid. Any payment made shall be subject to the Deduction Limitation.

ARTICLE 11
Beneficiary Designation

11.1	Beneficiary. Each Participant shall have the right, at any time, to designate his or her Beneficiary(ies) (both primary as well as contingent) to receive any benefits payable under this Plan to a beneficiary upon the death of a Participant. The Beneficiary designated under this Plan may be the same as or different from the Beneficiary designation under any other plan of an Employer in which the Participant participates.

11.2	Beneficiary Designation/Change/Spousal Consent. A Participant shall designate his or her Beneficiary by completing and signing the Beneficiary Designation Form, and returning it to the Committee or its designated agent. A Participant shall have the right to change a Beneficiary by completing, signing and otherwise complying with the terms of the Beneficiary Designation Form and the Committee’s rules and procedures, as in effect from time to time. If the Participant names someone other than his or her spouse as a Beneficiary and if the Committee requires that a spousal consent be obtained with respect to such Participant, a spousal consent, in the form designated by the Committee, must be signed by that Participant’s spouse and returned to the Committee. Upon the acceptance by the Committee of a new Beneficiary Designation Form, all Beneficiary designations previously filed shall be canceled. The Committee shall be entitled to rely on the last Beneficiary Designation Form filed by the Participant and accepted by the Committee prior to his or her death.

11.3	Acknowledgment. No designation or change in designation of a Beneficiary shall be effective until received and acknowledged in writing by the Committee or its designated agent.

11.4	No Beneficiary Designation. If a Participant fails to designate a Beneficiary as provided in Sections 11.1, 11.2 and 11.3 above or, if all designated Beneficiaries predecease the Participant or die prior to complete distribution of the Participant’s benefits, then the Participant’s designated Beneficiary shall be deemed to be his or her surviving spouse. If the Participant has no surviving spouse, the duly appointed and currently acting personal representative of the Participant’s estate (which shall include either the Participant’s probate estate or living trust) shall be deemed to be the Participant’s Beneficiary. In any case where there is no such personal representative of the Participant’s estate duly appointed and acting in that capacity within ninety (90) days after the Participant’s death (or such extended period as the Committee determines is reasonably necessary to allow such personal representative to be appointed, but not to exceed 180 days after the Participant’s death), then the Participant’s Beneficiary shall be deemed to be the person or persons who can verify by court order that they are legally entitled to receive the benefits specified hereunder. If a Participant dies and his or her benefits become payable to the Participant’s Beneficiary, but the Beneficiary’s death occurs before such payment can actually be made, payment shall be made to the Beneficiary’s surviving spouse. If there is no surviving spouse to receive any benefits payable in accordance with the preceding sentence, the duly appointed and currently acting personal representative of the Beneficiary’s estate (which shall include either the Beneficiary’s probate estate or living trust) shall be the Beneficiary. In any case where there is no such personal representative of the Beneficiary’s estate duly appointed and acting in that capacity within 90 days after the Beneficiary’s Death (or such extended period as the Committee determines is reasonably necessary to allow such personal representative to be appointed, but not to exceed 180 days after the Beneficiary’s Death), then payment shall be made to the person or persons who can verify by court order that they are legally entitled to receive the benefits otherwise payable to the Beneficiary.

11.5	Doubt as to Beneficiary. If the Committee has any doubt as to the proper Beneficiary to receive payments pursuant to this Plan, the Committee shall have the right, exercisable in good faith, to cause the Participant’s Employer to withhold such payments until this matter is resolved to the Committee’s reasonable satisfaction.

11.6	Discharge of Obligations. The payment of benefits under this Plan to a Beneficiary shall fully and completely discharge all Employers and the Committee from all further obligations under this Plan with respect to the Participant and that Participant’s Plan Agreement.

ARTICLE 12
Leave of Absence

12.1	Paid Leave of Absence. If a Participant is authorized by the Participant’s Employer to take a paid leave of absence from the employment of the Employer, the Participant shall continue to be considered eligible for the benefits provided in Articles 5, 6, 7, 8, 9 or 10 in accordance with the provisions of those Articles.

12.2	Unpaid Leave of Absence. If a Participant is authorized by the Participant’s Employer to take an unpaid leave of absence from the employment of the Employer for any reason, such Participant shall continue to be eligible for the benefits provided in Articles 5, 6, 7, 8, 9 or 10 in accordance with the provisions of those Articles. However, the Participant shall be excused from fulfilling that portion of the Annual Deferral Amount commitment that would otherwise have been withheld from such Participant’s Annual Base Salary, Annual Bonus and/or Director Fees during the remainder of the Plan Year in which the unpaid leave of absence is taken. During the unpaid leave of absence, the Participant shall not be allowed to make any additional deferral elections. However, if the Participant returns to employment, the Participant may timely elect to defer an Annual Deferral Amount for the Plan Year following his or her return to employment and for every Plan Year thereafter while a Participant in this Plan.

ARTICLE 13
Termination, Amendment or Modification

13.1	Termination. Although each Employer anticipates that it will continue this Plan for an indefinite period of time, there is no guarantee that any Employer will continue this Plan or will not terminate this Plan at any time in the future. Accordingly, each Employer reserves the right to discontinue its sponsorship of this Plan and/or to terminate this Plan at any time with respect to any or all of its participating Employees and Directors, by action of its board of directors. Upon the termination of this Plan with respect to any Employer, the vested Account Balances of the affected Participants who are employed by that Employer, or in the service of that Employer as Directors, shall be determined (i) as if they had experienced a Termination of Employment on the date of Plan termination; or (ii) if Plan termination occurs after the date upon which a Participant was eligible to Retire, then with respect to that Participant as if he or she had Retired on the date of Plan termination. Such benefits shall be paid to the Participants as follows: (i) prior to a Change in Control, if this Plan is terminated with respect to all of its Participants, an Employer shall have the right, in its sole and absolute discretion, and notwithstanding any elections made by the Participant, to pay such benefits in a lump sum or pursuant to an Annual Installment Method of up to 15 years, with amounts credited and debited during the installment period as provided herein; or (ii) prior to a Change in Control, if this Plan is terminated with respect to less than all of its Participants, an Employer shall be required to pay such benefits in a lump sum; or (iii) after a Change in Control, if this Plan is terminated with respect to some or all of its Participants, the Employer shall be required to pay such benefits in a lump sum. The termination of this Plan shall not adversely affect any Participant or Beneficiary who has become entitled to the payment of any benefits under this Plan as of the date of termination; provided however, that the Employer shall have the right to accelerate installment payments without a premium or prepayment penalty by paying the vested Account Balance in a lump sum or pursuant to an Annual Installment Method using fewer years.

13.2	Amendment. Any Employer may, at any time, amend or modify this Plan in whole or in part with respect to that Employer by the action of its board of directors; provided, however, that: (i) no amendment or modification shall be effective to decrease the value of a Participant’s vested Account Balance in existence at the time the amendment or modification is made, calculated as if the Participant had experienced a Termination of Employment as of the effective date of the amendment or modification or, if the amendment or modification occurs after the date upon which the Participant was eligible to Retire, the Participant had Retired as of the effective date of the amendment or modification, nor shall any amendment or modification materially and adversely affect the Participant’s rights to be credited with additional amounts on such vested Account Balance pursuant to Section 3.7 or otherwise materially and adversely affect the Participant’s rights with respect to such vested Account Balance, and (ii) no amendment or modification of this Section 13.2 shall be effective. The amendment or modification of this Plan shall not affect any Participant or Beneficiary who has become entitled to the payment of benefits under this Plan as of the date of the amendment or modification. Notwithstanding the foregoing provisions of this Section 13.2, the Employer shall have the right to accelerate installment payments by paying a Participant’s vested Account Balance in a lump sum or pursuant to an Annual Installment Method using fewer years than the number of years elected by the Participant. A change in the Measurement Funds offered under this Plan shall not constitute an amendment or modification that is materially adverse to the Participant’s rights with respect to the Participant’s Account Balance for purposes of the first sentence of this Section 13.2; provided that such a change is consistent with the provisions of Section 3.7(a) applicable upon and following a Change in Control.

13.3	Plan Agreement. Despite the provisions of Sections 13.1 and 13.2 above, if a Participant’s Plan Agreement contains benefits or limitations that are not in this Plan document, the Employer may only amend or terminate such provisions with the written consent of the Participant.

13.4	Effect of Payment. The full payment of the Participant’s vested Account Balance under Articles 5, 6, 7, 8, 9 or 10 of this Plan shall completely discharge all obligations to a Participant and his or her designated Beneficiaries under this Plan and with respect to the Participant’s Plan Agreement.

ARTICLE 14
Administration

14.1	Committee Duties. This Plan shall be administered by a Committee, which shall consist of the Board, or such committee(s) as the Board or its delegates shall appoint. Members of the Committee may be Participants under this Plan. The Committee shall act at meetings by affirmative vote of a majority of the members of the Committee. Any action permitted to be taken at a meeting may be taken without a meeting if, prior to such action, a unanimous written consent to the action is signed by all members of the Committee and such written consent is filed with the minutes of the proceedings of the Committee. A member of the Committee shall not vote or act upon any matter which relates solely to himself or herself as a Participant. The Chairman or any other member or members of the Committee designated by the Chairman may execute any certificate or other written direction on behalf of the Committee. When making a determination or calculation, the Committee shall be entitled to rely on information furnished by a Participant or the Company.

14.2	Committee Authority. The Committee shall enforce this Plan in accordance with its terms, shall be charged with the general administration of this Plan, and shall have all powers necessary to accomplish its purposes, including, but not by way of limitation, the following:

•	To select the Measurement Funds available from time to time;
•	To construe and interpret the terms and provisions of this Plan;
•

To compute and certify to the amount and kind of benefits payable to Participants and their Beneficiaries, to determine the time and manner in which such benefits are paid, and to determine the amount of any withholding taxes to be deducted pursuant to Section 3.8;

•	To maintain all records that may be necessary for the administration of this Plan;
•	To provide for the disclosure of all information and the filing or provision of all reports and statements to Participants, Beneficiaries or governmental agencies as shall be required by law;
•	To make and publish such rules for the regulation of this Plan and procedures for the administration of this Plan as are not inconsistent with the terms hereof;
•	To administer this Plan's claims procedures;
•	To approve election forms and procedures for use under this Plan; and
•	To appoint a plan recordkeeper or any other agent, and to delegate to them such powers and duties in connection with the administration of this Plan as the Committee may from time to time prescribe.

14.3	Binding Effect of Decisions. The decision or action of the Administrator with respect to any question arising out of or in connection with the administration, interpretation and application of this Plan and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in this Plan, subject, as to decisions or actions of the Administrator made or taken after a Change in Control, to de novo review by an arbitrator pursuant to Section 16.6.

14.4	Compensation, Expenses and Indemnity of Committee. The members of the Committee shall serve without compensation for their services hereunder. The Committee is authorized at the expense of the Company to employ such legal counsel and/or Plan recordkeeper as it may deem advisable to assist in the performance of its duties hereunder. Expenses and fees in connection with the administration of this Plan shall be paid by the Company. All Employers shall, to the fullest extent permitted by law and/or under any directors and officers liability insurance coverage that may be in effect from time to time, indemnify and hold harmless the members of the Committee, any Employee to whom the duties of the Committee may be delegated, and the Administrator against any and all claims, losses, damages, expenses or liabilities arising or resulting from any act, omission, interpretation, construction or determination made in good faith in connection with this Plan.

14.5	Employer Information. To enable the Committee and/or Administrator to perform its functions, the Company and each Employer shall supply full and timely information to the Committee and/or Administrator, as the case may be, on all matters relating to the compensation of its Participants, the date and circumstances of the Retirement, Disability, death or Termination of Employment of its Participants, and such other pertinent information as the Committee or Administrator may reasonably require.

14.6	Quarterly Statements. Under procedures established by the Committee, a Participant shall be provided a statement on a quarterly basis with respect to such Participant’s Account as of the last day of the preceding calendar quarter.

ARTICLE 15
Other Benefits and Agreements

15.1	Coordination with Other Benefits. The benefits provided for a Participant and Participant’s Beneficiary under this Plan are in addition to any other benefits available to such Participant under any other plan or program for employees of the Participant’s Employer. This Plan shall supplement and shall not supersede, modify or amend any other such plan or program except as may otherwise be expressly provided.

ARTICLE 16
Claims Procedures

16.1	Presentation of Claim. Any Participant or Beneficiary of a deceased Participant (such Participant or Beneficiary being referred to below as a “Claimant”) may deliver to the Committee a written claim for a determination with respect to the amounts distributable to such Claimant from this Plan. If such a claim relates to the contents of a notice received by the Claimant, the claim must be made within sixty (60) days after such notice was received by the Claimant. All other claims must be made within 180 days of the date on which the event that caused the claim to arise occurred. The claim must state with particularity the determination desired by the Claimant.

16.2	Notification of Decision. The Committee shall consider a Claimant’s claim within a reasonable time, but no later than ninety (90) days after receiving the claim. If the Committee determines that special circumstances require an extension of time for processing the claim, written notice of the extension shall be furnished to the Claimant prior to the termination of the initial ninety (90) day period. In no event shall such extension exceed a period of ninety (90) days from the end of the initial period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Committee expects to render the benefit determination. The Committee shall notify the Claimant in writing:

(a)	that the Claimant’s requested determination has been made, and that the claim has been allowed in full; or

(b)

that the Committee has reached a conclusion contrary, in whole or in part, to the Claimant’s requested determination, and such notice must set forth in a manner calculated to be understood by the Claimant:

(i)	the specific reason(s) for the denial of the claim, or any part of it;

(ii)	specific reference(s) to pertinent provisions of this Plan upon which such denial was based;

(iii)	a description of any additional material or information necessary for the Claimant to perfect the claim, and an explanation of why such material or information is necessary;

(iv)	an explanation of the claim review procedure set forth in Section 16.3 below; and

(v)	a statement of the Claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.

16.3	Review of a Denied Claim. On or before sixty (60) days after receiving a notice from the Committee that a claim has been denied, in whole or in part, a Claimant (or the Claimant’s duly authorized representative) may file with the Committee a written request for a review of the denial of the claim. The Claimant (or the Claimant’s duly authorized representative):

(a)	may, upon request and free of charge, have reasonable access to, and copies of, all documents, records and other information relevant to the claim for benefits;

(b)	may submit written comments or other documents; and/or

(c)	may request a hearing, which the Committee, in its sole and absolute discretion, may grant.

16.4	Decision on Review. The Committee shall render its decision on review promptly, and no later than sixty (60) days after the Committee receives the Claimant’s written request for a review of the denial of the claim. If the Committee determines that special circumstances require an extension of time for processing the claim, written notice of the extension shall be furnished to the Claimant prior to the termination of the initial sixty (60) day period. In no event shall such extension exceed a period of sixty (60) days from the end of the initial period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Committee expects to render the benefit determination. In rendering its decision, the Committee shall take into account all comments, documents, records and other information submitted by the Claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination. The decision must be written in a manner calculated to be understood by the Claimant, and it must contain:

(a)	specific reasons for the decision;

(b)	specific reference(s) to the pertinent Plan provisions upon which the decision was based;

(c)

a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the Claimant’s claim for benefits; and

(d)	a statement of the Claimant’s right to bring a civil action under ERISA Section 502(a).

16.5	Pre and Post-Change in Control Procedures. With respect to claims made prior to the occurrence of a Change in Control, a Claimant’s compliance with the foregoing provisions of this Article 16 is a mandatory prerequisite to a Claimant’s right to commence arbitration pursuant to Section 16.6 with respect to any claim for benefits under this Plan. With respect to claims made upon and after the occurrence of a Change in Control, the Claimant may proceed directly to arbitration in accordance with Section 16.6 and need not first satisfy the foregoing provisions of this Article 16.

16.6	Arbitration of Claims. All claims or controversies arising out of or in connection with this Plan, that the Company or any Employer may have against any Claimant, or that any Claimant may have against the Company or any Employer or against any of their respective officers, directors, employees or agents acting in their capacity as such, shall, subject to the initial review provided for in the foregoing provisions of this Article 16 that are effective with respect to claims brought prior to the occurrence of a Change in Control, be resolved through arbitration as provided in this Section 16.6. The decision of an arbitrator on any issue, dispute, claim or controversy submitted for arbitration, shall be final and binding upon the Company, each Employer and the Claimant and that judgment may be entered on the award of the arbitrator in any court having proper jurisdiction. With respect to claims arising upon or following the occurrence of a Change in Control, the arbitrator shall review de novo any claim previously considered by the Committee pursuant to this Article 16.

All expenses of such arbitration, including the fees and expenses of the counsel for the Participant, shall be advanced and borne by the Company; provided, however, that if it is finally determined that the Claimant did not commence the arbitration in good faith and had no reasonable basis therefore, the Claimant shall repay all advanced fees and expenses and shall reimburse the Company for its reasonable legal fees and expenses in connection therewith.

Except as otherwise provided in this procedure or by mutual agreement of the parties, any arbitration shall be administered: (1) in accordance with the then-current Model Employment Arbitration Procedures of the American Arbitration Association (“AAA”) before an arbitrator who is licensed to practice law in the state in which the arbitration is convened; or (2) if locally available, the Judicial Arbitration & Mediation Services, Inc. (“JAMS”), in accordance with the JAMS procedures then in effect. The party who did not initiate the claim can designate between JAMS or AAA (the “Tribunal”). The arbitration shall be held in the city in which the Claimant is or was last employed by the Company in the nearest Tribunal office or at a mutually agreeable location. Pre-hearing and post-hearing procedures may be held by telephone or in person as the arbitrator deems necessary.

The arbitrator shall be selected as follows: if the parties cannot agree on an arbitrator, the Tribunal (JAMS or AAA) shall then provide the names of nine (9) available arbitrators experienced in business employment matters along with their resumes and fee schedules. Each party may strike all names on the list it deems unacceptable. If more than one common name remains on the list of all parties, the parties shall strike names alternately until only one remains. The party who did not initiate the claim shall strike first. If no common name remains on the lists of the parties, the Tribunal shall furnish an additional list or lists until an arbitrator is selected.

The arbitrator shall interpret this Plan, any applicable Company policy or rules and regulations, any applicable substantive law (and the law of remedies, if applicable) of the state in which the claim arose, or applicable federal law. In reaching his or her decision, the arbitrator shall have no authority to change or modify any lawful Company policy, rule or regulation, or this Plan. The arbitrator, and not any federal, state or local court or agency, shall have exclusive and broad authority to resolve any dispute relating to the interpretation, applicability, enforceability or formation of this Plan, including but not limited to, any claim that all or any part of this Plan is voidable.

The arbitrator shall have authority to entertain a motion to dismiss and/or motion for summary judgment by any party and shall apply the standards governing such motions under the Federal Rules of Civil Procedure.

Each party shall have the right to take the deposition of one individual and any expert witness(es) designated by another party. Each party shall also have the opportunity to obtain documents from another party through one request for production of documents. Additional discovery may be had only when the arbitrator so orders upon a showing of substantial need. Any disputes regarding depositions, requests for production of documents or other discovery shall be submitted to the arbitrator for determination.

Each party shall have the right to subpoena witnesses and documents for the arbitration hearing by requesting a subpoena from the arbitrator. Any such request shall be served on all other parties, who shall advise the arbitrator in writing of any objections that the party may have to issuance of the subpoena within ten (10) calendar days of receipt of the request.

At least thirty (30) calendar days before the arbitration, the parties must exchange lists of witnesses, including any expert(s), and copies of all exhibits intended to be used at the arbitration.

ARTICLE 17
Trust

17.1	Establishment of the Trust. In order to provide assets from which to fulfill the obligations of the Participants and their beneficiaries under this Plan, the Company may establish a Trust by a trust agreement with a third party, the trustee, to which each Employer may, in its discretion, contribute cash or other property, including securities issued by the Company, to provide for the benefit payments under this Plan.

17.2	Interrelationship of this Plan and the Trust. The provisions of this Plan and the Plan Agreement shall govern the rights of a Participant to receive distributions pursuant to this Plan. The provisions of the Trust shall govern the rights of the Employers, Participants and the creditors of the Employers to the assets transferred to the Trust. Each Employer shall at all times remain liable to carry out its obligations under this Plan.

17.3	Distributions From the Trust. Each Employer’s obligations under this Plan may be satisfied with Trust assets distributed pursuant to the terms of the Trust, and any such distribution shall reduce the Employer’s obligations under this Plan.

ARTICLE 18
Miscellaneous

18.1	Status of Plan. This Plan is intended to be a plan that is not qualified within the meaning of Code Section 401(a) and that “is unfunded and is maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees” within the meaning of ERISA Sections 201(2), 301(a)(3) and 401(a)(1). This Plan shall be administered and interpreted to the extent possible in a manner consistent with that intent.

18.2	Unsecured General Creditor. Each Employer’s obligation under this Plan shall be merely that of an unfunded and unsecured promise of the Employer to pay money in the future, and the rights of the Participants and Beneficiaries shall be no greater than those of unsecured general creditors. Participants and their Beneficiaries, heirs, successors, and assigns shall have no legal or equitable rights, claims, or interest in any specific property or assets of the Company or any Employer. No assets of the Company or any other Employer shall be held under any trust (except as provided in Article 17), or held in any way as collateral security for the fulfilling of the obligations of the Company or other Employer under this Plan. Any and all of each Employer’s assets shall be, and remain, the general unpledged, unrestricted assets of the Employer.

18.3	Employer’s Liability. An Employer’s liability for the payment of benefits shall be defined only by this Plan and the Plan Agreement, as entered into between the Employer and a Participant. An Employer shall have no obligation to a Participant under this Plan except as expressly provided in this Plan and his or her Plan Agreement. Each Employer shall be liable for the payment of amounts deferred under this Plan (as adjusted pursuant to Section 3.7) with respect to a Participant to the extent that such amounts would have otherwise been payable to the Participant by that Employer.

18.4	Nonassignability. Neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate, alienate or convey in advance of actual receipt, the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are expressly declared to be, unassignable and non-transferable. No part of the amounts payable shall, prior to actual payment, be subject to seizure, attachment, garnishment (except to the extent the Participant’s Employer may be required to garnish amounts from payments due under this Plan pursuant to applicable law) or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, be transferable by operation of law in the event of a Participant’s or any other person’s bankruptcy or insolvency or be transferable to a spouse as a result of a property settlement or otherwise. If any Participant, Beneficiary or successor in interest is adjudicated bankrupt or purports to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate, alienate or convey in advance of actual receipt, the amount, if any, payable hereunder, or any part thereof, the Committee, in its discretion, may cancel such distribution or payment (or any part thereof) to or for the benefit of such Participant, Beneficiary or successor in interest in such manner as the Committee shall direct.

18.5	Not a Contract of Employment. The terms and conditions of this Plan shall not be deemed to constitute a contract of employment between any Employer and the Participant. Such employment is hereby acknowledged to be an “at will” employment relationship that can be terminated at any time for any reason, or no reason, with or without cause, and with or without notice, unless expressly provided in a written employment agreement. Nothing in this Plan shall be deemed to give a Participant the right to be retained in the service of any Employer, either as an Employee or a Director, or to interfere with the right of any Employer to discipline or discharge the Participant at any time.

18.6	Furnishing Information. A Participant or his or her Beneficiary will cooperate with the Committee by furnishing any and all information requested by the Committee and take such other actions as may be requested in order to facilitate the administration of this Plan and the payments of benefits hereunder, including but not limited to taking such physical examinations as the Committee may deem necessary.

18.7	Terms. Whenever any words are used herein in the masculine, they shall be construed as though they were in the feminine in all cases where they would so apply; and whenever any words are used herein in the singular or in the plural, they shall be construed as though they were used in the plural or the singular, as the case may be, in all cases where they would so apply.

18.8	Captions; Gender and Number. The captions of the articles, sections and paragraphs of this Plan are for convenience only and shall not control or affect the meaning or construction of any of its provisions. Except where otherwise indicated by the context, any masculine term used herein shall also include the feminine and vice versa, the plural shall include the singular, and the singular shall include the plural.

18.9	Governing Law. Subject to ERISA, the provisions of this Plan shall be construed and interpreted according to the internal laws of the State of California without regard to its conflicts of laws principles.

18.10	Notice. Any notice or filing required or permitted to be given to the Committee under this Plan shall be sufficient if in writing and hand-delivered, or sent by registered or certified U.S. mail, postage prepaid,, to the address below:

Apria Healthcare Group Inc. Executive Vice President, General Counsel 26220 Enterprise Court Lake Forest, CA 92630

Any notice or filing required or permitted to be given to a Participant under this Plan shall be sufficient if in writing and hand-delivered, or sent by registered or certified U.S. mail, postage prepaid, to the last address of the Participant reflected on the payroll records (or, in the case of a Director, Board records) of the Company.

Any such notice shall be deemed given as of the date of delivery or, if delivery is made by registered or certified U.S. mail, as of the date shown on the postmark on the receipt for registration or certification. The Company or a Participant may change its address pursuant to the foregoing by furnishing a written notice pursuant to the foregoing to the other, which notice shall include the person’s new address and make specific reference to the importance of the notice.

18.11	Successors. The provisions of this Plan shall bind and inure to the benefit of the Participant’s Employer and its successors and assigns and the Participant and the Participant’s Beneficiaries.

18.12	Spouse’s Interest. The interest in the benefits hereunder of a spouse of a Participant who has predeceased the Participant shall automatically pass to the Participant and shall not be transferable by such spouse in any manner, including but not limited to such spouse’s will, nor shall such interest pass under the laws of intestate succession.

18.13	Validity. In case any provision of this Plan shall be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Plan shall be construed and enforced as if such illegal or invalid provision had never been inserted herein.

18.14	Incompetent. If the Committee determines in its discretion that a benefit under this Plan is to be paid to a minor, a person declared incompetent or to a person incapable of handling the disposition of that person’s property, the Committee may direct payment of such benefit to the guardian, legal representative or person having the care and custody of such minor, incompetent or incapable person. The Committee may require proof of minority, incompetence, incapacity or guardianship, as it may deem appropriate prior to distribution of the benefit. Any payment of a benefit shall be a payment for the account of the Participant and the Participant’s Beneficiary, as the case may be, and shall be a complete discharge of any liability under this Plan for such payment amount.

18.15	Court Order. The Committee is authorized to make any payments directed by court order in any action in which this Plan or the Committee has been named as a party. In addition, if a court determines that a spouse or former spouse of a Participant has an interest in the Participant’s benefits under this Plan in connection with a property settlement or otherwise, the Committee, in its sole and absolute discretion, shall have the right, notwithstanding any election made by a Participant, to immediately distribute the spouse’s or former spouse’s interest in the Participant’s benefits under this Plan to that spouse or former spouse.

18.16	Distribution in the Event of Taxation.

(a)

In General. If, for any reason, all or any portion of a Participant’s benefits under this Plan becomes taxable to the Participant prior to receipt, a Participant may petition the Committee before a Change in Control, or the trustee of the Trust after a Change in Control, for a distribution of that portion of his or her benefit that has become taxable. Upon the grant of such a petition, which grant shall not be unreasonably withheld (and, after a Change in Control, shall be granted), a Participant’s Employer shall distribute to the Participant immediately available funds in an amount equal to the taxable portion of his or her benefit (which amount shall not exceed a Participant’s unpaid vested Account Balance under this Plan). If the petition is granted, the tax liability distribution shall be made within 90 days of the date when the Participant’s petition is granted. Such a distribution shall affect and reduce the benefits to be paid under this Plan.

(b)

Trust. If the Trust terminates in accordance with its terms and benefits are distributed from the Trust to a Participant in accordance therewith, the Participant’s benefits under this Plan shall be reduced to the extent of such distributions.

18.17	Insurance. The Employers, on their own behalf or on behalf of the trustee of the Trust, and, in their sole and absolute discretion, may apply for and procure insurance on the life of the Participant, in such amounts and in such forms as the Trust may choose. The Employers or the trustee of the Trust, as the case may be, shall be the sole owner and beneficiary of any such insurance. The Participant shall have no interest whatsoever in any such policy or policies, and at the request of the Employers shall submit to medical examinations and supply such information and execute such documents as may be required by the insurance company or companies to whom the Employers have applied for insurance.

18.18	Legal Fees To Enforce Rights After Change in Control. The Company and each Employer is aware that upon the occurrence of a Change in Control, the Board or the board of directors of a Participant’s Employer (which might then be composed of new members) or a shareholder of the Company or the Participant’s Employer, or of any successor corporation might then cause or attempt to cause the Company, the Participant’s Employer or such successor to refuse to comply with its obligations under this Plan and might cause or attempt to cause the Company or the Participant’s Employer to institute, or may institute, litigation seeking to deny Participants the benefits intended under this Plan. In these circumstances, the purpose of this Plan could be frustrated. Accordingly, if, following a Change in Control, it should appear to any Participant, acting in good faith based on the information then known to the Participant, that the Company, the Participant’s Employer or any successor corporation has failed to comply with any of its obligations under this Plan or any agreement thereunder or, if the Company, such Employer or any other person takes any action to declare this Plan void or unenforceable or institutes any litigation or other legal action designed to deny, diminish or to recover from any Participant the benefits intended to be provided, then the Company and the Participant’s Employer irrevocably authorize such Participant to retain counsel of his or her choice at the expense of the Company and the Participant’s Employer (who shall be jointly and severally liable) to represent such Participant in connection with the initiation or defense, in good faith, of any litigation or other legal action with respect to such matters, whether by or against the Company, the Participant’s Employer or any director, officer, shareholder or other person affiliated with the Company, the Participant’s Employer or any successor thereto in any jurisdiction.

        IN WITNESS WHEREOF, the Company has signed this Plan document as of July 17, 2003.

Apria Healthcare Group Inc. a Delaware Corporation By: Name: Robert S. Holcombe Title: Executive Vice President, General Counsel and Secretary

APPENDIX A

SECTION 409A TRANSITION RULES

    A1.        As contemplated by IRS Notice 2005-1 and subsequent guidance from the IRS, a Plan participant may elect in writing on or before December 23, 2005 to cancel his or her Plan deferral elections (in whole or in part) as to salary and/or bonus with respect to 2005, in which case the amount otherwise deferred by the participant to the Plan with respect to such a cancelled election (adjusted for deemed earnings and losses pursuant to the Plan for the period commencing with the date such deferred amount was credited to the Plan through the time such amount is paid to the participant) shall be paid to the participant (subject to required tax withholding and other authorized deductions) promptly after December 23, 2005 and in all cases no later than December 31, 2005.

    A2.        As contemplated by IRS Notice 2005-1, a Plan participant may elect in writing on or before March 15, 2005 to defer any salary and/or bonus that relates all or in part to services performed on or before December 31, 2005, provided that such amounts have not been paid or become payable at the time of such election.

    A3.        Any election made by a Plan participant under this Appendix A must be irrevocable as of the date such election is required to be made pursuant to the terms hereof and must otherwise comply with the procedures for making distribution elections set forth in this Plan.

IN WITNESS WHEREOF, the Company has signed this Appendix A to this Plan as of December 23, 2005.

Apria Healthcare Group Inc. a Delaware Corporation By: Name: Robert S. Holcombe Title: Executive Vice President, General Counsel and Secretary